CONTACTS:	Patrick O’Brien, Investors (650) 522-1936
Amy Flood, Media (650) 522-5643

For Immediate Release

GILEAD ANNOUNCES $500 MILLION ACCELERATED SHARE REPURCHASE

Foster City, CA, February 29, 2008 - Gilead Sciences, Inc. (Nasdaq: GILD) today announced that it entered into an agreement with Goldman, Sachs & Co. to repurchase $500 million of its common stock under an accelerated share repurchase program. Gilead will acquire these shares under the $3 billion share repurchase program announced on October 22, 2007. Upon completion of this transaction, the Company will have approximately $2.2 billion remaining in future authorized share repurchases under the $3 billion share repurchase program.

The specific number of shares to be repurchased is generally based on the average of the daily volume weighted average share prices of the company’s common stock during the term of the accelerated share repurchase program, subject to collar provisions that establish a minimum and maximum number of shares to be repurchased under the agreement.

Under the agreement, Gilead will pay $500 million on March 5, 2008, and receive approximately 7.2 million shares, representing approximately 75% of the minimum number of shares to be repurchased based on an assumed calculation using the closing share price on February 29, 2008. Following the end of an initial hedge period, Gilead will receive the balance of the minimum number of shares. Gilead may receive additional shares no later than June 25, 2008 (subject to extension under certain circumstances set forth in the agreement). All of the repurchased shares will be retired.

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For more information on Gilead, please call the Gilead Public Affairs Department at
1-800-GILEAD-5 (1-800-445-3235) or visit www.gilead.com.